EX 99.4
Glowpoint, Inc.

Board of Directors Compensation Plan
(as adopted on and as of March 12, 2012)

I.	Compensation

A.	Upon a new director’s appointment to the Board, a one-time grant of 50,000 common stock options.

B.	A grant of 25,000 common stock options each year as of the date of Glowpoint’s annual meeting of stockholders.

C.	$25,000 base salary, payable in cash on a quarterly basis in arrears.

D.	Additional $20,000 per annum, payable in cash on a quarterly basis in arrears, for the Board Chairman.

E.	Additional $10,000 per annum, payable in cash on a quarterly basis in arrears, for the Audit Committee Chairman.

F.	Additional $5,000 per annum, payable in cash on a quarterly basis in arrears, for the Compensation Committee Chairman.

G.	Additional $3,000 per annum, payable in cash on a quarterly basis in arrears, for membership on any committee.

II.	General

A.	Compensation (both cash and equity) is payable only to non-employee directors.

B.
Each director may irrevocably elect, by written notice to the Company on or before December 31, to receive all of his/her cash compensation for the following fiscal year in the form of restricted stock; provided, that each director shall be permitted to make such election for 2012 by written notice to the Company within 30 days of the adoption of this Plan.  The number of shares of restricted stock shall be determined by dividing the applicable dollar amount of any given cash payment by a dollar amount equal to 90% of the VWAP for the Company’s common stock, as reported on the NYSE Amex (or any successor marketplace), for the 20 trading days immediately prior to (and including) the last day of the applicable calendar quarter.

C.
All grants of stock options and restricted stock hereunder shall be made pursuant to the Company’s standard terms and conditions, including, without limitation, the vesting of (i) stock options over three years and (ii) restricted stock upon the earlier to occur of 10 years or a change in control.

D.	Attendance at board meetings and committee meetings may be in person or by telephone.

E.	In furtherance of the Company’s policy to promote best practices in corporate governance, Directors may have their documented expenses for director education programs reimbursed by the Company.

F.	Directors may have their reasonable, documented travel expenses reimbursed by the Company.

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